Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84117-4977      (801) 281-4700

August  2 , 2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for
PMI Construction Group    (the "Company") and  reported  on the financial statements of  the Company for the years ended  December  31, 2011 and  2010 .  On or about August 1, 2012,  we changed our  accounting  practice  from  Child, Van Wagoner & Bradshaw, PLLC  to  Anderson Bradshaw PLLC.   We  have  read  the Company's statements included  under Item 4.01 of   its Form 8-K  dated  August  1 , 2012,  and  agree with such  statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC